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                                                                      Exhibit 16



                        CAYER PRESCOTT CLUNE & CHATELLIER





October 10, 2001






Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549


Dear Sir/Madam:


         As of the above date, we have been dismissed by Investors Capital Holdings, Ltd. to perform auditing services for the Company. For the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal, there have been no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.



Sincerely,

CAYER PRESCOTT CLUNE & CHATELLIER, LLP

/s/ James J. Prescott, CPA
James J. Prescott, CPA
Partner



JJP:cd

C:       Mr. Theodore E. Charles, President
         Mr. Timothy B. Murphy, Chief Financial Officer